Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel (Investors)
Chairman, President & CEO	(212) 213-0006

Anthony E. Altig	CCG Investor Relations
Chief Financial Officer	Sean Collins (Media)
(818) 789-0100

David A. Walsey
Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICAL PHASE 3 TRIAL FOR ADVANCED MALIGNANT
MELANOMA FAILS TO MEET PRIMARY ENDPOINT

CONFERENCE CALL SCHEDULED FOR SEPTEMBER 20, 2004, 7:30 AM PACIFIC TIME

SAN DIEGO, September 20, 2004 – Maxim Pharmaceuticals (Nasdaq: MAXM) (SSE: MAXM) today announced that its confirmatory Phase 3 trial (M104) of the investigational drug Ceplene™ (histamine dihydrochloride) in combination with Interleukin-2 (IL-2) for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival, the primary endpoint.  The combination therapy was generally well tolerated, and safety was consistent with previous clinical experience.  Maxim will continue evaluating the M104 clinical data, its malignant melanoma program, and the related regulatory submissions seeking approval from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMEA).

“We would like to thank the patients and their families, and the dedicated clinicians and nurses, who participated in this study.  While this study did not meet its primary endpoint, we remain committed to further studying Ceplene’s potential.  It is our belief, as supported by the Phase 3 Acute Myeloid Leukemia data released this past May, and other clinical and preclinical evidence, that Ceplene still holds promise for the treatment of certain cancers,” commented Larry G. Stambaugh, Maxim’s Chief Executive Officer.

“Moving forward, our dedication to meeting the challenge of improving survival and quality of life for seriously ill cancer patients will remain unchanged.  Maxim plans to pursue regulatory submissions to the FDA and EMEA seeking approval of Ceplene to treat AML patients in complete remission, and to continue evaluating the M104 study data.  We will also conduct a review of our pipeline, our operations and resources, so that we can focus on efficiently advancing Ceplene and other product candidates towards the market.   Additional information will be provided after we further evaluate the melanoma study data and our other programs, and we have met with regulators,” added Mr. Stambaugh.

About the M104 Phase 3 Trial

The current M104 study was conducted under the Special Protocol Assessment procedure of the FDA to confirm results from an earlier Phase 3 trial (M01), which demonstrated statistical significance at 12 months in the subgroup of advanced malignant melanoma patients with liver metastases.  Follow-up data at 24 and 36 months in the entire intent-to-treat population of all 305 advanced malignant melanoma patients randomized into the earlier M01 trial also demonstrated a statistically significant improvement in survival for patients treated with the combination of Ceplene and IL-2 compared to patients treated with IL-2 alone. The improvement in two and three year survival remained statistically significant in the subpopulation of advanced malignant melanoma patients with liver metastases.

The current M104 trial was a multi-center, randomized, and controlled Phase 3 study evaluating Ceplene plus IL-2 against IL-2 alone in 230 patients at 35 sites in North America and Europe.  IL-2 is an immunotherapeutic agent approved in the U.S. for the treatment of advanced malignant melanoma.  It was conducted under the same treatment protocol as the prior M01 study, but enrollment was limited to advanced malignant melanoma patients with liver metastases.  The primary endpoint of the trial was duration of patient survival, as assessed by the stratified log-rank test in the intent-to-treat population.

On April 14, 2004, Maxim Pharmaceuticals announced that it received approval from the U.S. Food and Drug Administration (FDA) to provide Ceplene to melanoma patients under a treatment protocol.  The treatment protocol allowed Maxim to provide expanded Ceplene access to melanoma patients in the United States while investigation of the drug continued in the Company’s confirming M104 trial.

Ceplene Extends Survival in AML Patients

On May 12, 2004, Maxim Pharmaceuticals reported positive results from a randomized and controlled Phase 3 trial investigating Ceplene plus IL-2 in the treatment of AML patients in complete remission. Results demonstrated that subjects treated with Ceplene plus IL-2 experienced a statistically significant (p=0.026) increase in the primary endpoint of leukemia-free survival compared with subjects in the control arm. The study enrolled 320 subjects with AML in complete remission at sites in North America, Europe, Israel, New Zealand and Australia. Subjects received Ceplene plus IL-2 or the current standard-of-care (no treatment) and were followed for at least three years. Significance of the primary endpoint of leukemia-free survival was assessed by the stratified log-rank test.

AML is the most common form of acute leukemia in adults. AML patients are typically treated with chemotherapy to achieve disease remission, but the majority of patients will ultimately relapse. The prognosis for AML patients after relapse is poor, with few long-term survivors. The Ceplene therapy treats patients during remission (after chemotherapy) with the goal of increasing their remission period and preventing relapses.

About Ceplene

In patients with cancer, including leukemias such as AML, the ability of the immune system to destroy cancer cells is frequently compromised. Ceplene therapy is being developed to maintain the integrity of pivotal immune cells, in particular T cells and natural killer (NK) cells, in patients with cancer. Ceplene treatment aims at facilitating immune-mediated destruction of cancer cells, including leukemic cells, and also at improving the efficiency of T and NK cell-activating agents such as IL-2. Research regarding histamine, the active agent underlying Ceplene, and related clinical results has been the subject of more than 80 presentations at major scientific and clinical meetings, and has been published in more than 300 scientific and clinical articles. More information on Ceplene’s mechanism of action, including a short animation, is available on the Company’s website at www.maxim.com.

Conference Call

Management of Maxim Pharmaceuticals will hold a live conference call to discuss the results on September 20, 2004, at 7:30 AM Pacific time (10:30 AM Eastern time).  Domestic callers please dial (800) 789-3525, International callers, please call (706) 643-3611.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.  Ceplene, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis regulators for cancer, cardiovascular disease and other degenerative diseases.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, and the apoptosis regulators, and the conduct, results and timelines associated with the Company’s operations and clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, and risks associated with the Company’s negative cash flows from operations and resulting reliance on outside financing to meet its additional capital requirements.  These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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